Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-55787 and 33-64179

PRICING SUPPLEMENT NO. 1, dated February 4, 1997
(To Prospectus dated January 23, 1997, and
Prospectus Supplement dated February 4, 1997)
(CUSIP No. 17120Q XV8)
                                  $2,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series Q
                                 Fixed Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:     $100,000,000

Issue Price:          100%

Calculation Agent:    First Trust of New York, National Association

Original Issue Date:  February 7, 1997

Stated Maturity:      February 3, 1999

Initial Interest Rate:    to be determined on February 5, 1997

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:     [ ] Commercial Paper Rate  [X] LIBOR  [ ] Treasury Rate
               [ ] CD Rate   [ ] Federal Funds Rate  [ ] Prime Rate
               [ ] Other (see attachment hereto)
               If LIBOR, Designated Page:  [ ] Reuters Page  [X] Telerate Page
               if LIBOR, Index Currency:   U.S. Dollars
Interest Reset Period:    monthly
Interest Reset Dates:     the third Wednesday of each month,
                          commencing February 19, 1997
Interest Payment Period:  monthly
Interest Payment Dates:   the third Wednesday of each month, commencing
                          February 19, 1997, and ending on the Stated Maturity
Index Maturity:  one month
Spread (+/-):  n/a
Spread Multiplier:  n/a
Maximum Interest Rate:  n/a
Minimum Interest Rate:  n/a

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:  .20%

Agent's Capacity:   [X] Agent   [ ] Principal

Net proceeds to Company (if sale to Agent as principal):

Agent:    [X] Merrill Lynch & Co.  [ ] Salomon Brothers Inc
          [ ] Other: